UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

    ICT GROUP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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The following email was distributed to all ICT Group, Inc. employees on December 15, 2009:

Together…Planning For Our Future

We realize that many of you have questions about the merger. As the second in our series of promised communications on the proposed merger, this email was developed in joint cooperation between SYKES and ICT Group in an effort to keep you informed of our ongoing status and progress.

So, what’s the latest on the proposed merger? And how are we preparing for the future?

SYKES and ICT Group are working closely together on integration planning and have established functional integration teams in the areas of Financial Services, Legal, Human Resources, Communications, Information Technology, Sales, Marketing, Operations and Real Estate. These joint integration teams are tasked with planning and building the foundation upon which our new organization will thrive and grow. The teams are guided by the Executive Steering Committee comprised of Chuck Sykes, John Brennan, Mike Kipphut, Vince Paccapaniccia, Jim Holder and Jeff Moore, with day-to-day management efforts led by the Integration Management Office consisting of Dan Hernandez and Susan Hughes from SYKES and Pam Goyke from ICT Group.

We’re working Together to answer your questions.

We will continue to do our part – planning, preparing and providing progress updates on the proposed merger, as they become available. So, please continue to focus on what you do best – working to provide the very best customer experience that only you can deliver on behalf of your company’s clients and prospects. There is a great deal of work ahead of us, as we continue to plan for the proposed merger and provide clarity around some of the unanswered questions many of you may still have. As we meet each other in the process, be open to forming new relationships and getting to know one other – keeping in mind of course, that each company’s pricing information and confidential customer information must continue to be maintained in confidence until the merger closes. Enjoy the energy and enthusiasm that is being created by the proposed merger. And, feel the excitement of becoming part of the new organization, working toward a bright and successful future – together!

Additional Information

In connection with the proposed merger, SYKES has filed with the SEC a Registration Statement on Form S-4 containing a preliminary proxy statement of ICT that also constitutes a prospectus of SYKES. ICT will mail the definitive proxy statement/prospectus to its shareholders. SYKES and ICT urge investors and security holders to read the definitive proxy statement/prospectus regarding the proposed merger when it becomes available because it will contain important information. You may obtain copies of all documents filed with the Securities and Exchange Commission regarding this transaction, free of charge,at the SEC’s website (www.sec.gov). You may also obtain these documents free from SYKES at http://investor.SYKES.com/phoenix.zhtml?c=119541&p=irol-sec,or by contacting SYKES’ Investor Relations Department at 1-813-233-7143, or by contacting MBS Value Partners at 1-212-750-5800. You may also obtain these documents, free of charge, from ICT at www.ictgroup.com.

SYKES, ICT and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from ICT shareholders in favor of the merger. Information regarding the persons who may, under the rules of the SEC,be deemed participants in the solicitation of the ICT shareholders in connection with the proposed merger are set forth in the preliminary proxy statement/prospectus that was filed with the SEC on October 29, 2009. You can find information about SYKES’ executive officers and directors in the proxy statement for SYKES’ 2009 annual meeting of shareholders, filed with the SEC on April 22, 2009. You can find information about ICT’s executive officers and directors in the proxy statement for ICT’s 2009 annual meeting of shareholders, filed with the SEC on April 29, 2009. Free copies of these documents may be obtained from SYKES and ICT as described above.